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                                                                 Exhibit 4.2



                                    FORM OF
                          CERTIFICATE OF DESIGNATION
                         PARTICIPATING PREFERRED STOCK
                                      OF
                           TRITON ENERGY CORPORATION



            Pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, and pursuant to Article IV of its Certificate of Incorporation, the undersigned, Triton Energy Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies the following statement for the purpose of establishing and designating a series of the Corporation's preferred stock, par value $.01 per share, and fixing and determining the relative rights and preferences thereof:

            I.  The name of the Corporation is Triton Energy Corporation.

            II. The following resolution establishing and designating a series of the Corporation's preferred stock, par value $.01 per share, and fixing and determining the relative rights and preferences thereof was duly adopted by the Board of Directors of the Corporation on or about February 8, 1996:

            RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of a series of preferred stock of the Corporation to be designated Participating Preferred Stock, initially consisting of 1,000,000 shares, par value $.01 per share, and, to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions on the Participating Preferred Stock are not stated and expressed in the Certificate of Incorporation, does hereby fix and state such designations, powers, preferences and other special rights and the qualifications, limitations, or restrictions thereof as follows:

            1.  DESIGNATION OF SERIES, NUMBER OF SHARES AND STATED VALUE.
The series of preferred stock created herein shall be designated as the Participating Preferred Stock, par value $.01 per share (hereinafter the "Participating Preferred Stock"), and the number of shares initially constituting the Participating Preferred Stock shall be 1,000,000 shares. The stated value shall be $_____ per share (the "Stated Value").



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            2.  VOTING RIGHTS.  The holders of Participating Preferred Stock shall not, by virtue of their ownership thereof, be entitled to vote upon any matter except as provided by this Section 2 or as required by law. The holders of Participating Preferred Stock shall have two votes for each share so held voting together as a single class with the holders of Common Stock (as hereinafter defined) on all matters submitted to a vote of the stockholders of the Corporation.

            In addition, the holders of the Participating Preferred Stock shall have the right, voting separately as a class, to elect a director to the Board of Directors of the Corporation at the annual meeting of the Corporation held in 1997 and at each annual meeting thereafter (the "Preferred Director").

            To entitle the holders of Participating Preferred Stock to vote for the election of a director hereunder at any meeting, there shall be present at such meeting in person or by proxy the holders of not less than a majority of the shares of Participating Preferred Stock then outstanding. The Preferred Director shall be elected by a vote of at least a plurality of the shares of Participating Preferred Stock then present at such meeting in person or by proxy.

            Whenever by reason of the resignation, death or removal of a Preferred Director there shall be no Preferred Director in office, the vacancy so resulting may be filled by vote of the Participating Preferred Stock at a special meeting thereof which shall be called at any time at the request of the holders of record of at least 10% of the outstanding shares of such class, for which purpose such holders shall have access to the stock books of the Corporation.

            Nominations for the election of the Preferred Director may be made by the Board of Directors or by any one or more holders of Participating Preferred Stock who are holders of record at the time of the giving of the notice of nomination provided for in this Section 2, who are entitled to vote for the election of the Preferred Director and who hold, together with any other stockholder joining in such nomination, at least 10% of the outstanding shares of Participating Preferred Stock in the aggregate. Any such nomination by such holder or holders of Participating Preferred Stock will be valid only if timely written notice of such holder's or holders' intent to make such nomination is given to the Secretary of the Corporation. To be timely, such holder's notice must be addressed to the Secretary of the Corporation and delivered to or mailed and received at the principal executive offices of the Corporation within the time period set forth in Article III, Section 3 of the By-Laws of the Corporation, or any successor section, for nominations of Directors by stockholders of the Corporation. Each such notice shall set forth: (a) the name and address of the holder(s) who intends to make the nomination and of the person to be nominated; (b) a representation that the holder(s) is a holder(s) of record



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                                                                             3


of shares of Participating Preferred Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice; (c) a description of all arrangements or understandings between the holder(s) and such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the holder(s); (d) such other information regarding the nominee proposed by such holder(s) as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of the nominee to serve as a Director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. Only such persons who are nominated in accordance with the procedures set forth in this Section 2 shall be eligible to serve as Directors of the Corporation and any purported nomination or purported election not made in accordance with the procedures set forth in this Section 2 shall be void.

            3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Participating Preferred Stock shall be entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any stock ranking junior to the Participating Preferred Stock as to liquidation rights, liquidating distributions in an amount per share equal to $_____ (the "Liquidation Preference"); provided, however, that such rights shall accrue to the holders of the Participating Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preferences of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Participating Preferred Stock are fully met.

            If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Participating Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Participating Preferred Stock are not paid in full, the holders of the Participating Preferred Stock and of such other shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled (after the liquidation preferences of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Participating Preferred Stock are fully met).

            After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of shares of Participating Preferred Stock shall be entitled to share with the holders of the Common Stock (and any other class or series of



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capital stock of the Corporation entitled to share in any such distribution with the holders of the Common Stock) in any distribution of assets otherwise made by the Corporation to the holders of the Common Stock and the holders of shares of Participating Preferred Stock shall be entitled to receive, ratably per share of Participating Preferred Stock, a portion of any such distribution equal to ten times (x) the number of shares of Participating Preferred Stock outstanding at the time such distribution is to be made divided by (y) the total number of shares of Common Stock outstanding immediately prior to the Effective Time of the merger (the "Merger") with TEL Merger Corp. ("Sub") (as defined in the Agreement and Plan of Merger, dated as of February 8, 1996, among the Corporation, Triton Cayman (as hereinafter defined) and Sub (such portion being hereinafter referred to as the "Participating Preferred Share").

            Neither the consolidation of nor the merger of the Corporation with or into any other corporation or corporations, nor the sale or transfer of all or substantially all of the assets of the Corporation for cash, securities or other property shall be deemed to be a liquidation, dissolution or a winding up of the Corporation within the meaning of any of the provisions of this Section 3.

            4. DIVIDENDS. The Board of Directors of the Corporation shall declare a dividend on the Participating Preferred Stock at any time the Board of Directors declares a dividend on the Common Stock. When, as and if the Board of Directors of the Corporation determines to declare a dividend on the Common Stock, the Board of Directors shall simultaneously declare a dividend on the shares of Participating Preferred Stock out of funds of the Corporation legally available for payment, such that the aggregate amount of the dividend declared with respect to the shares of Participating Preferred Stock shall be the Participating Preferred Share of the aggregate amount of the dividends declared on the Participating Preferred Stock and the Common Stock (and any other series or class that participates in dividends with the holders of the Common Stock). Dividends on Participating Preferred Stock shall not be cumulative and shall be payable to holders thereof on the record date fixed for payment of dividends on the Participating Preferred Stock by the Board of Directors of the Corporation or a committee of such Board duly authorized to fix such date.

            5.  RESTRICTION ON TRANSFER; OPTIONAL PURCHASE OF EQUITY UNITS.
(A) For so long as each 1/10th of one share of Participating Preferred Stock shall be paired with one or more Class B Ordinary Shares, par value $.01 per share ("Class B Shares"), of Triton Energy Limited ("Triton Cayman"), and shall be traded together as a unit (an "Equity Unit") with such Class B Share, the Participating Preferred Stock may not be transferred except as set forth herein.



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            (B)   The Transfer Agent shall refuse to register the transfer of any shares (or fractions of shares) of Participating Preferred Stock comprised in any Equity Unit, unless there is produced to the Transfer Agent such evidence as it may in its discretion require to ensure that on the same occasion there is being transferred to the same person the Class B Share or Class B Shares comprised in the same Equity Unit.

            (C) Each holder of one-tenth of one share of Participating Preferred Stock included in an Equity Unit shall be required to offer each such fraction of a share of Participating Preferred Stock for sale to (i) the Corporation or Triton Cayman at the option of the Corporation or Triton Cayman, respectively, on any date set by the Board of Directors of Triton Cayman or the Corporation, as the case may be, on or after ________ ___, 1999, at the Equity Unit Purchase Price (as defined below) and (ii) Triton Cayman at the option of Triton Cayman, on any date set by the Board of Directors of Triton Cayman that is immediately prior to the sale or other disposition of all of the Common Stock (including by merger, consolidation, amalgamation or similar transaction pursuant to which all of the Common Stock outstanding prior to such transaction is converted into cash, securities or other property).

            (D) The purchase price of the Equity Units (the "Equity Unit Purchase Price") may be paid in cash, ordinary shares of Triton Cayman or a combination thereof, as follows. To the extent that the Corporation or Triton Cayman shall elect to pay the Equity Unit Purchase Price in cash, the Equity Unit Purchase Price shall be the greater of (i) 95% of the Fair Market Value (as defined below) of one Class A Ordinary Share ("Class A Share"), par value $.01 per share, of Triton Cayman (less any amount due per Class A Share in respect of the Cumulative Dividend Amount or the Liquidation Available Amount, each as defined in the Articles of Association of Triton Cayman) and
(ii) the Fair Market Value of the Equity Unit. To the extent that Triton Cayman shall elect to pay the Equity Unit Purchase Price in Class A Shares, the Equity Unit Purchase Price shall be the greater of (i) .95 of a Class A Share and (ii) the number of Class A Shares obtained by dividing the Fair Market Value of an Equity Unit by the Fair Market Value of a Class A Share; PROVIDED that, if at the time of such purchase, the Cumulative Dividend Amount, as defined in the Articles of Association of Triton Cayman, is positive, the Equity Unit Purchase Price shall be payable in a number of Class C Ordinary Shares, par value $.01 per share ("Class C Shares"), of Triton Cayman equal to the number of Class A Shares that would be payable hereunder.

      The "Fair Market Value" of a Class A Share or an Equity Unit shall equal the average of the daily Closing Prices (as defined below) for the 20 consecutive Trading Days (as defined below) ending 15 days prior to the date of such purchase (the "Purchase Date"). The Closing Price for each day shall be the last reported sale price of the Class A Share or the Equity Unit, as the case



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may be, on the principal national securities exchange on which such security may be listed or if such security is not then so listed, the closing price of such security as shown by the National Association of Securities Dealers, Inc. National Market or, if no such closing price is available, at the average of the representative last bid and asked prices of such security in the over-the-counter market, as shown by the National Association of Securities Dealers, Inc, Automated Quotation System Level I (or comparable system) or in the absence of any of the foregoing, the fair market value as determined by an investment banking firm of recognized national standing chosen by the Board of Directors of the Corporation, whose determination shall be conclusive. "Trading Day" shall mean each weekday other than any day on which the Class A Shares or the Equity Units, as the case may be, are not traded on any national securities exchange or quoted in the Nasdaq National Market or in the over-the-counter market.

            (E) Notwithstanding anything to the contrary set forth herein, neither the Corporation nor Triton Cayman may exercise its rights pursuant to paragraph (C) above to purchase the Equity Units if, at such time:

                        (i) an event of default shall have occurred and is continuing under any mortgage, bond, indenture, loan agreement or other document evidencing any issue of indebtedness ("Indebtedness") of the Corporation for money borrowed, which issue has an aggregate outstanding principal amount of not less than $50,000,000, and such default shall result in such Indebtedness becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or a default in any payment when due at final maturity of any such Indebtedness; or

                        (ii) the fair market value of the net assets of the
                  Corporation, as determined in good faith by the Board of Directors, is less than 110% of (x) the product of the Liquidation Preference times (y) the number of shares of Participating Preferred Stock outstanding at such time; or

                        (iii) a decree or order has been entered by a court having jurisdiction in the premises, and is then pending, (a) for relief in respect of the Corporation in an involuntary case or proceeding under the United States Bankruptcy Code, 11
                   United States Code Sections  101 et seq., or any successor thereto (the "Bankruptcy Code") or any other federal or state bankruptcy, insolvency, reorganization or similar law or (b) adjudging the Corporation a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or



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                  composition of or in respect of the Corporation under the
                  Bankruptcy Code or any other applicable federal or state law; or (c) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of any of its properties, or ordering the winding up or liquidation of any of its affairs; or

                        (iv) the Corporation has instituted a voluntary case or proceeding under the Bankruptcy Code or any other applicable federal or state law or any other case or proceedings to be adjudicated a bankrupt or insolvent, or has consented to the entry of a decree or order for relief in respect the Corporation in any involuntary case or proceeding under the Bankruptcy Code or any other applicable federal or state law or to the institution of bankruptcy or insolvency proceedings against the Corporation or the Corporation has filed a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other applicable federal or state law, or has consented to the filing of any such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or the making of an assignment for the benefit of creditors, or has admitted in writing its inability to pay its debts generally as they become due.

            (F) If less than all of the outstanding Equity Units are to be purchased, the Corporation or Triton Cayman, as the case may be, will select those to be purchased pro rata or by lot or in such other manner as the Board of Directors of the Corporation or Triton Cayman, as the case may be, may determine.

            (G)  Notices of any purchase shall be mailed not less than thirty
(30) nor more than sixty (60) days prior to the Purchase Date to the holders of record of Equity Units to be purchased at their respective addresses as the same appear upon the books of the depositary for the Equity Units (the "Depositary"); PROVIDED, HOWEVER, that no defect in the publication of such notice shall affect the validity of the proceedings for the purchase of any Equity Units. Payment of the Equity Unit Purchase Price of the Equity Units purchased shall be made at the office of the Depositary, as specified in the Deposit Agreement to be entered into with Triton Cayman and the Depositary, or at such other place or places of purchase as shall be determined by the Board of Directors of the Corporation or Triton Cayman, as the case may be, and shall be specified in the



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notice of purchase and shall be made against the surrender for cancellation of the receipts representing Depositary Shares for the Equity Units purchased.

            If notice of purchase shall have been mailed as hereinbefore provided and if on or before the Purchase Date specified in such notice all funds or Class A Shares or Class C shares necessary for such purchase shall have been set aside by the Corporation or Triton Cayman, as the case may be, so as to be available for the benefit of the holders of the Equity Units so purchased, then from and after the Purchase Date, notwithstanding that any receipts for the Depositary Shares representing the Equity Units shall not have been surrendered or cancelled, the Participating Preferred Stock included in such Equity Units shall no longer be deemed outstanding and all rights with respect to such Participating Preferred Stock (including the right to dividends) shall forthwith on the Purchase Date cease and terminate, except only the right of the holders thereof to receive upon surrender of receipts for the Depositary Shares representing Equity Units, the amount payable upon purchase of the Equity Units, but without interest.

            (H) All shares of Participating Preferred Stock so purchased as part of an Equity Unit pursuant to this Section 6 by Triton Delaware shall have the status of authorized but unissued shares of preferred stock, but such shares so purchased shall not be reissued as shares of the series of Participating Preferred Stock created hereby. Except as otherwise provided herein, the Board of Directors of the Corporation (in the case of a purchase by the Corporation) or Triton Cayman (in the case of a purchase by Triton Cayman) shall have the full power and authority to prescribe the manner in which, and terms and conditions upon which, the Participating Preferred Stock may be purchased.

            (I) Any purported transfer of shares (or fractions of shares) of Participating Preferred Stock in violation of this Section 6 shall be null and void, and shall not be recorded or otherwise reflected in the books of the Corporation.

            6. SPECIAL VOTING RIGHTS. Without the vote or consent of the holders of at least a majority of the number of shares of Participating Preferred Stock then outstanding, voting or consenting, as a class, together with the holders of any other outstanding shares of Preferred Stock similarly affected, the Corporation shall not amend, alter or repeal the Certificate of Incorporation of the Corporation so as adversely to affect the preferences and rights of the holders of the Participating Preferred Stock.

            7. NO PREEMPTIVE RIGHTS. The holders of the Participating Preferred Stock shall not have any preemptive rights.



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            8.  "COMMON STOCK" DEFINED.  Whenever reference is made herein to
"Common Stock," "Common Stock" shall mean all shares now or hereafter authorized of the class of capital stock authorized on the date of issuance of the Participating Preferred Stock and designated as Common Stock, $.01 par value of the Corporation, and stock of any other class or of any other par value into which such shares may hereafter be changed.

            9. LEGENDS. Each certificate for Participating Preferred Stock shall bear a legend in substantially the following form:

            "THE SHARES EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF SECTION 5 OF THE CERTIFICATE OF DESIGNATION (THE "CERTIFICATE OF DESIGNATION") RELATING TO THE SHARES EVIDENCED HEREBY, WHICH PROHIBITS TRANSFERS OTHER THAN TRANSFERS (a) IN CONNECTION WITH A SIMULTANEOUS TRANSFER TO A SUBSEQUENT HOLDER OF ANY CLASS B ORDINARY SHARES, PAR VALUE $.01 PER SHARE, OF TRITON ENERGY LIMITED, COMPRISED IN THE SAME EQUITY UNIT (AS DEFINED IN THE CERTIFICATE OF DESIGNATION), OR (b) TO THE CORPORATION OR TRITON CAYMAN AT ANY TIME AFTER ________, 1999, AT THE OPTION OF THE CORPORATION OR TRITON CAYMAN OR TO TRITON CAYMAN, AT THE OPTION OF TRITON CAYMAN, IMMEDIATELY PRIOR TO THE SALE OR OTHER DISPOSITION OF ALL OF THE COMMON STOCK OF THE CORPORATION, IN EACH CASE ON THE TERMS AND CONDITIONS SPECIFIED IN THE CERTIFICATE OF DESIGNATION. ANY PURPORTED TRANSFER OF THE SHARES (OR FRACTIONS OF SHARES) REPRESENTED BY THIS CERTIFICATE IN VIOLATION OF THE TRANSFER RESTRICTIONS CONTAINED IN SECTION 5 OF THE CERTIFICATE OF DESIGNATION SHALL BE NULL AND VOID AND SHALL NOT BE RECORDED OR OTHERWISE REFLECTED IN THE BOOKS OF THE CORPORATION."



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            IN WITNESS WHEREOF, TRITON ENERGY CORPORATION has caused this certificate to be signed by the officers indicated below this ___ day of _________, 1996.


                              TRITON ENERGY CORPORATION



                              By:
                                    --------------------------------
                              Name:
                              Title: